UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.__)

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[ ]	Definitive additional materials.
[ ]	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

COMSTOCK RESOURCES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COMSTOCK RESOURCES, INC.
Notice of 2011 Annual Meeting of Stockholders
and Proxy Statement

Please Complete, Sign, Date And Return Your Proxy Promptly

Tuesday, May 17, 2011
10:00 A.M.
Comstock Resources, Inc.
Corporate Headquarters
5300 Town and Country Blvd.
3rd Floor
Frisco, Texas 75034

April 4, 2011

Dear Comstock Stockholder:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Comstock Resources, Inc.  The meeting will be held at 10:00 a.m., local time, on Tuesday, May 17, 2011, at the Company′s headquarters at 5300 Town and Country Blvd., 3rd Floor, in Frisco, Texas.  Your Board of Directors and management look forward to greeting those of you who are able to attend in person.  We have included a map and directions to the meeting site on the back page of this proxy statement.

•	You will find enclosed the Notice of Annual Meeting of Stockholders on the following page that identifies four proposals for your action.

•	At the meeting we will present a report on our 2010 operating results and on other matters of interest to you.

•	You will find enclosed our 2010 Annual Report, which includes our financial statements.

Your vote is important.  The Board of Directors appreciates and encourages stockholder participation in our affairs.  Whether or not you can attend the meeting, please read the Proxy Statement carefully, then vote through the internet, by telephone or sign, date and return the enclosed proxy promptly in the envelope provided, so that your shares will be represented at the meeting.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

M. Jay Allison
Chairman of the Board and Chief Executive Officer

COMSTOCK RESOURCES, INC.

5300 Town and Country Blvd.
Suite 500
Frisco, Texas  75034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2011

The 2011 Annual Meeting of Stockholders of Comstock Resources, Inc. will be held at the company′s headquarters at 5300 Town and Country Blvd, 3rd Floor, in Frisco, Texas, on Tuesday, May 17, 2011, at 10:00 a.m., local time, for the following purposes:

1.	To elect two Class B directors named in the proxy statement to serve a term of three years until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011;

3.	To hold an advisory vote on executive compensation; and

4.	To hold an advisory vote regarding the frequency of future stockholder advisory votes on executive compensation.

You must be a stockholder of record at the close of business on April 1, 2011 to be entitled to vote at the annual meeting.

Your participation in the company′s affairs is important.  Our officers will be present to respond to questions from stockholders.  To ensure your representation, if you do not expect to be present at the meeting, please vote through the internet, by telephone or sign and date the enclosed proxy card and return it to us promptly.  A stamped envelope has been provided for your convenience.  The prompt return of proxies will ensure a quorum and save us the expense of future solicitation.

By Order of the Board of Directors,

Roland O. Burns
Secretary
April 4, 2011

IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.  NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.  IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

PROXY STATEMENT

COMSTOCK RESOURCES, INC.

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2011

INTRODUCTION

Our Board of Directors is soliciting your proxy to encourage your participation in the voting at the annual meeting and to obtain your support on the proposals being voted on.  You are invited to attend the annual meeting and vote your shares directly.  However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.  Our principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

This Proxy Solicitation

There are two parts to this solicitation: the proxy card and this proxy statement.  The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.  We are first sending the notice, this proxy statement, and the proxy card on or about April 4, 2011 to all stockholders entitled to vote.  This proxy statement provides you with a variety of information on the proposals and other matters that you may find useful in determining how to vote.  It is divided into six sections following this Introduction:

•	"Voting"
•	"Security Ownership of Certain Beneficial Owners and Management"
•	"Proposals to be Voted Upon"
•	"Corporate Governance Matters"
•	"Executive Compensation"
•	"Other Matters"

We are soliciting your proxy for the 2011 annual meeting and will pay for soliciting these proxies.  Our directors, officers and employees may solicit proxies in person, by telephone or by other electronic means of communication.  We have retained Broadridge Financial Solutions, Inc. to assist in distributing proxy solicitation materials and to independently tabulate votes.  We have also retained Innisfree M&A Incorporated ("Innisfree") to solicit proxies for this meeting.  We will pay Innisfree approximately $20,000 plus out-of-pocket expenses for their services.  We will reimburse brokers and other nominees for reasonable out-of-pocket expenses they incur in forwarding these proxy materials to you if you are a beneficial owner.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.  Each stockholder in the household will continue to receive a separate proxy card.  This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce our expenses.  However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below, and we will send a separate copy to each stockholder.

If the shares are registered in the name of the stockholder, the stockholder should contact us at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attn: Investor Relations, telephone number (800) 877-1322 to inform us of their request.  If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Electronic Availability of Proxy Materials for 2011 Annual Meeting

The Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2010 are available electronically on our website at www.comstockresources.com.

The Annual Meeting

The annual meeting will be held on Tuesday, May 17, 2011 at our headquarters in Frisco, Texas, beginning at 10:00 a.m. local time.  A quorum of stockholders is necessary to hold a valid meeting.  A majority of our common stock must be represented at the annual meeting, whether in person or by proxy, for a quorum to exist.  Abstentions will be counted in determining whether or not there is a quorum at the annual meeting.  Abstentions will not be counted when tabulating the votes cast on the election of the directors.

Stockholders

On April 1, 2011, we had 47,625,226 issued and outstanding shares of common stock which are eligible to vote at the annual meeting.  You are entitled to one vote at the annual meeting for each share of our common stock that you owned of record at the close of business on April 1, 2011.  The number of shares you own (and may vote) is listed on the enclosed proxy card.

VOTING

How to Vote Your Shares

You may vote your shares in person at the annual meeting, by internet, by telephone or by mail.

Voting in Person.  Shares held in your name as the stockholder of record may be voted in person at the annual meeting.  To vote in person, you must attend the annual meeting, and obtain and submit a ballot, which will be provided at the meeting.  If your shares are held in the name of a broker, trustee or another nominee ("street name"), you may vote the shares in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

If you elect to vote your shares other than in person at the annual meeting, you will direct the designated persons (known as "proxies") to vote your shares at the annual meeting in accordance with your instructions.  The board of directors has appointed M. Jay Allison and Roland O. Burns to serve as the proxies for the annual meeting.

Voting by Internet.  Stockholders of record with internet access may submit proxies by following the "Vote by Internet" instructions on their proxy cards.  Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees.  Please check the voting instruction card for internet voting availability.

Voting by Telephone.  Stockholders of record may submit proxies by following the "Vote by Phone" instructions on their proxy cards.  Most stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees.  Please check the voting instruction card for telephone voting availability.

Voting by Mail.  Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes.  Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.  Your proxy will be valid only if you sign, date and return it so that it is received before the annual meeting.

If you complete the entire proxy card, except the voting instructions, then the designated proxies will vote your shares "for" the election of the nominated directors and "for" the ratification of Ernst & Young LLP as our independent registered public accounting firm.

If any nominee for election to the board of directors is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.  The board of directors knows of no matters, other than those described above, to be presented for consideration at the annual meeting.

Changing Your Vote

You may change your vote at any time prior to the vote at the annual meeting, except that votes submitted through the internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2011.  If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person.  Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.  For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Where to Find Voting Results

We will publish the voting results in a current report to be filed on Form 8-K within four days following the adjournment of the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth stockholder information as of April 1, 2011, for persons known to us to be large stockholders (5% or more), directors or executive officers.  Ownership of our common stock is shown in terms of "beneficial ownership."  A person generally "beneficially owns" shares if he or she has either the right to vote those shares or dispose of them.  More than one person may be considered to beneficially own the same shares.  In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him or her.  Shares shown as beneficially owned by our directors or executive officers include shares that they have the right to acquire by exercising options on or before May 31, 2011.  The percentages shown in this proxy statement compare the person′s beneficially owned shares with the total number of shares of our common stock outstanding on April 1, 2011 (47,625,226 shares) plus the number of unissued shares as to which such person has the right to acquire voting or dispositive power on or before May 31, 2011.
	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(2)	Percent
M. Jay Allison	1,686,004	3.5%
President, Chief Executive Officer and Chairman of the Board of Directors
Roland O. Burns	692,822	1.5%
Director, Senior Vice President, Chief Financial Officer, Secretary and Treasurer
D. Dale Gillette	80,500	*
Vice President of Land and General Counsel
Mack D. Good(3)	115,750	*
Former Chief Operating Officer
David K. Lockett	66,536	*
Director
Cecil E. Martin	72,399	*
Director
Stephen E. Neukom	53,200	*
Vice President of Marketing
Daniel K. Presley	55,200	*
Vice President of Accounting
Richard D. Singer	42,000	*
Vice President of Financial Reporting
David W. Sledge	112,864(4)	*
Director
Nancy E. Underwood	87,200	*
Director
Mark A. Williams(5)	43,000	*
Vice President of Operations

All Executive Officers and Directors as a Group (12 Persons)	3,107,475	6.5%

Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	2,771,890(6)	5.8%
Blackrock, Inc. 40 East 52nd Street, New York, NY 10022	2,695,866(7)	5.7%
Capital Research Global Investors 333 South Hope Street, Los Angeles, CA 90071	4,149,611(8)	8.7%
Janus Capital Management LLC 151 Detroit Street, Denver, CO 80206	4,526,788(9)	9.5%
The Bank of New York Mellon One Wall Street, 31st Floor, New York, NY 10286	2,670,965(10)	5.6%

* Indicates less than one percent.
(1)	Unless otherwise noted, the address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.
(2)
Includes shares issuable pursuant to stock options which are presently exercisable or exercisable on or before May 31, 2011 in the following amounts:  Mr. Lockett–30,000 shares; Mr. Martin–30,000 shares; Mr. Sledge–10,000 shares; Ms. Underwood–30,000 shares; Mr. Williams–11,000 shares; and all executive officers and directors–111,000 shares.

(3)	Mr. Mack D. Good, our Chief Operating Officer, retired from the Company effective March 15, 2011.
(4)	Includes 35,000 shares held by Mr. Sledge as Trustee for the Allison Children Trusts.
(5)	Mr. Mark A. Williams was named our Vice President of Operations effective March 16, 2011.
(6)	Represents shares held on December 31, 2010, based on filing on Schedule 13G dated February 10, 2011.
(7)	Represents shares held on December 31, 2010, based on filing on Schedule 13G dated February 3, 2011.
(8)	Represents shares held on December 31, 2010, based on filing on Schedule 13G dated February 9, 2011.
(9)	Represents shares held on December 31, 2010, based on filing on Schedule 13G dated February 14, 2011.
(10)	Represents shares held on December 31, 2010, based on filing on Schedule 13G dated February 3, 2011.

PROPOSALS TO BE VOTED UPON

(1)	Election of Directors

On the agenda for the annual meeting will be the election of two Class B directors each to serve a term of three years beginning at the annual meeting.  The nominees receiving the greatest number of votes cast will be elected.  So, if you do not vote for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee.  Our Board of Directors presently consists of six members comprised of three classes (Class A, B and C).  Directors are elected in classes to serve terms of three years.  The Class A directors, whose terms will expire in 2013, are Cecil E. Martin and Nancy E. Underwood.  The Class C directors, whose terms expire in 2012, are Roland O. Burns and David K. Lockett.  The current Class B directors, whose terms expire at the annual meeting, are M. Jay Allison and David W. Sledge.

The Board of Directors has nominated M. Jay Allison and David W. Sledge for re-election to the Board of Directors.

Biographies for each of our nominees and directors who are continuing in office are provided below.  We are also providing additional information, in a separate paragraph immediately below the biographical information, that briefly discusses the specific experience, qualifications and attributes which led to our conclusion that each nominee or director should serve on our Board of Directors.

Nominees for Three-Year Term

M. JAY ALLISON, (55) President, Chief Executive Officer and Chairman of the Board of Directors

Mr. Allison has been a director since 1987, and our President and Chief Executive Officer since 1988.  Mr. Allison was elected Chairman of the board of directors in 1997.  From 1987 to 1988, Mr. Allison served as our Vice President and Secretary.  From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas.  Mr. Allison was Chairman of the Board of Directors of Bois d′Arc Energy, Inc. from the time of its formation in 2004 through 2008. He received B.B.A., M.S. and J.D. degrees from Baylor University in 1978, 1980 and 1981, respectively.  Mr. Allison also currently serves as a Director of Tidewater Inc.

Mr. Allison has over 25 years of executive leadership experience in the oil and gas industry.  Mr. Allison combines his educational background in business and in commercial law, along with his entrepreneurial spirit, his driven work ethic and extensive knowledge of the oil and gas industry, to pursue disciplined investments intended to enhance stockholder value.  Mr. Allison′s service on the board of directors and audit committee of Tidewater Inc. also provides him with knowledge, experience and insight from a global perspective.

DAVID W. SLEDGE, (54) Director

Mr. Sledge has served as a director since 1996.  Mr. Sledge was President and Chief Operating Officer of Sledge Drilling Company until it was acquired by Basic Energy Services, Inc. in 2007 and served as a Vice President of Basic Energy Services, Inc. from 2007 to 2009.  He served as an area operations manager for Patterson-UTI Energy, Inc. from 2004 until 2006.  From 1996 until 2004, Mr. Sledge invested in oil and gas exploration activities.  Mr. Sledge was a director of Bois d′Arc Energy, Inc. from 2005 through 2008.  Mr. Sledge is a past director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association.  He received a B.B.A. degree from Baylor University in 1979.

Mr. Sledge is an experienced oil field executive who has built both drilling rigs and drilling companies during a career that spans more than 30 years.  Mr. Sledge′s experience ranges from founding and directing the operations of a drilling rig business to serving as an executive manager for one of the largest drilling companies in the United States.  Mr. Sledge has extensive contacts in the oil and gas industry, which, coupled with his oil field experience, makes him a valuable resource in understanding industry trends, operating practices and business prospects.

Directors Continuing in Office

ROLAND O. BURNS, (51) Director, Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Mr. Burns has been our Senior Vice President since 1994, Chief Financial Officer and Treasurer since 1990, our Secretary since 1991 and a director since 1999.  From 1982 to 1990, Mr. Burns was employed by the public accounting firm, Arthur Andersen.  During his tenure with Arthur Andersen, Mr. Burns worked primarily in the firm′s oil and gas audit practice. Mr. Burns was also a director, Senior Vice President and the Chief Financial Officer of Bois d′Arc Energy, Inc. from the time of its formation in 2004 through 2008.  Mr. Burns received B.A. and M.A. degrees from the University of Mississippi in 1982 and is a Certified Public Accountant.

Mr. Burns is an experienced financial executive with extensive knowledge and experience in financial reporting, internal controls in the oil and gas industry, treasury and risk management, mergers and acquisitions, and regulatory compliance.  Mr. Burns works extensively with Mr. Allison to evaluate business development opportunities and financing proposals.  Mr. Burns, who is our principal contact with financial analysts, investors and investment bankers, updates the Board on trends in the capital markets, including the availability of debt and equity financing and transactional activity in the oil and gas industry.

DAVID K. LOCKETT, (56) Director

Mr. Lockett has served as a director since 2001.  Mr. Lockett is a Vice President with Dell Inc. and has held executive management positions in several divisions within Dell since 1991.  Mr. Lockett has been employed by Dell Inc. for the past 18 years and has been in the technology industry for the past 33 years.  Mr. Lockett was a director of Bois d′Arc Energy, Inc. from 2005 through 2008.  Mr. Lockett received a B.B.A. degree from Texas A&M University in 1976.

Mr. Lockett joined Dell Inc. during its start-up years and has worked in executive level positions at Dell throughout his career.  He is an experienced manager, having supervised large organizations through a series of business cycles in the highly competitive personal computer/peripheral business.  Mr. Lockett shares the good business judgment and insight gained from these experiences with our Board and also provides guidance from the perspective gained from a long career in a global market-focused company.

CECIL E. MARTIN, (69) Director

Mr. Martin has served as a director since 1988 and currently serves as the chairman of our audit committee and as our independent lead director.  Mr. Martin is an independent commercial real estate investor.  From 1973 to 1991 he served as chairman of a public accounting firm in Richmond, Virginia.  Mr. Martin was a director and chairman of the audit committee of Bois d′Arc Energy, Inc. from 2005 through 2008.  He also serves on the boards of directors of Crosstex Energy, Inc. and Crosstex Energy, L.P. where he serves on their audit committees and chairs the compensation committee of Crosstex Energy, L.P.  Mr. Martin holds a B.B.A. degree from Old Dominion University and is a Certified Public Accountant.

Mr. Martin brings to our Board a combination of financial literacy and business management experience as well as an excellent understanding of the capital markets.  Mr. Martin has a strong background in internal controls, financial reporting and financial analysis.  He works closely with our chief financial officer, independent public accountants and internal auditors on a wide range of issues.  His service on the compensation and audit committees of two other publicly traded companies allows him to bring a wide range of experience and insight to our Board.

NANCY E. UNDERWOOD, (59) Director

Ms. Underwood has served as a director since 2004.  Ms. Underwood is owner and President of Underwood Financial Ltd., a position she has held since 1986.  Ms. Underwood holds B.S. and J.D. degrees from Emory University and practiced law at an Atlanta, Georgia based law firm before joining River Hill Development Corporation in 1981.  Ms. Underwood currently serves on the executive board and campaign steering committee of the Southern Methodist University Dedman School of Law and on the board of the Texas Health Presbyterian Foundation.

Ms. Underwood has over twenty-five years of experience managing a commercial real estate investment company.  Along with the legal experience gained from ten years as a practicing attorney, she brings to our Board the business acumen gained from managing a business and knowledge and experience gained from evaluating and closing real estate transactions.

There are no family relationships among any of our officers or directors.

The Board of Directors recommends that stockholders vote FOR the election of Mr. Allison and Mr. Sledge.  Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

(2)	Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors, upon the recommendation of the audit committee, has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2011.  Stockholders are being asked to ratify this appointment.  Ernst & Young LLP has served in this capacity since 2003.  Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and will be available to answer your questions.

The Board of Directors recommends that stockholders vote FOR such ratification.  Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote at the annual meeting is necessary for ratification of the appointment of the independent registered public accounting firm.

(3)	Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide stockholders with an advisory vote on the compensation of our named executive officers.  We are seeking your advisory vote on our executive compensation programs.  We ask that you support the compensation of our named executive officers.  As described in detail in the Executive Compensation section of this proxy statement, our executive officer compensation programs are intended to attract, motivate and retain the key executives who drive our success and industry leadership.  Please read the Compensation Discussion and Analysis, as well as the disclosures of the key components of compensation for our named executive officers, for additional details about our executive compensation programs.  Pay that reflects performance and alignment of that pay with the long-term interests of our stockholders are key principles that underlie our compensation program.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers′ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the compensation of the named executive officers, as disclosed in the Company′s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure is hereby Approved."

Although the vote is advisory, and does not bind the Compensation Committee or our Board of Directors to any particular acts, our Board of Directors and our Compensation Committee value the opinions of our stockholders.  To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders′ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote "FOR" the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote at the annual meeting is necessary for the approval of the resolution regarding the compensation of our named executive officers.

(4)	Advisory Vote regarding the Frequency of Stockholder Votes on Executive Compensation

As a result of the Dodd-Frank Act, we are required to provide a separate stockholder advisory vote on the frequency of future stockholder advisory votes approving the compensation of our named executive officers.  We are also seeking your input with regard to the frequency of future stockholder advisory votes on our executive compensation programs. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year. We ask that you support a frequency period of every three years for future non-binding stockholder votes on compensation of our named executive officers.  An advisory vote every three years will be the most effective timeframe for us to respond to stockholders′ feedback and provide us with sufficient time to engage with stockholders to understand and respond to the vote results.  We also believe a vote every three years would more closely align with the multi-year performance measurement cycle we use to reward long-term performance.  Our executive compensation programs are based on our long-term business strategy, which is more appropriately reflected within a three year timeframe.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

Because this vote is advisory and not binding on the Board of Directors, the Board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders in the advisory vote.

The Board of Directors unanimously recommends a vote for the option of once every three years as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote at the annual meeting is necessary for the approval of the resolution regarding the frequency with which stockholders are provided with an advisory vote on the compensation of our named executive officers.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles and Code of Business Conduct and Ethics

The Board of Directors has adopted a set of corporate governance guidelines, a code of business conduct and ethics and a policy regarding the approval of related party transactions.  These materials are available on our website at www.comstockresources.com, and are available upon written request to our corporate secretary.

Determinations of Director Independence

Under rules adopted by the New York Stock Exchange ("NYSE"), we must have a majority of independent directors.  No board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly, or as a partner, shareholder or officer of an organization that has a relationship with us).  In evaluating each director′s independence, the Board of Directors considers all relevant facts and circumstances and relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest in us, our affiliates, or our executives.  As a result of this review, the Board of Directors affirmatively determined that Mr. Sledge is independent from us and our management.  Of the directors continuing in office, the Board has determined that Messrs. Lockett and Martin and Ms. Underwood are independent according to the NYSE′s rules.

Board of Director Meetings and Committees

Our Board of Directors held five meetings during 2010.  We have four standing committees: the audit committee, the compensation committee, the corporate governance / nominating committee and the executive committee.  During 2010, the audit committee held six meetings and the executive committee, the compensation committee and the corporate governance / nominating committee each held one meeting.  All of our directors attended all of the board and their respective committee meetings during 2010.  All of our directors are strongly encouraged to attend the Annual Meeting and they all attended the 2010 Annual Meeting.

Board Leadership Structure

The position of board chairman is filled by our chief executive officer.  We believe this combined leadership structure is appropriate for us because our chairman and chief executive officer (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community and (ii) eliminates any ambiguity as to who is accountable for our performance.  Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

Since our board chairman is also a member of management, our Board of Directors designated Mr. Cecil Martin, a non-management director, as "Lead Director" in May 2010.  The Lead Director serves a three-year term.  The responsibilities of the Lead Director include:

-	Coordinating the scheduling of board meetings and preparation of agenda material for board meetings and executive sessions;
-	Defining the scope, quality, quantity and timeliness of the flow of information between management and the Board of Directors;
-	Chairing all meetings of non-management directors;

-	Overseeing the process of hiring, firing, evaluating and compensating the Chief Executive Officer;
-	Approving the retention of consultants who report directly to the Board of Directors;
-	Facilitating communication between the directors and the Chief Executive Officer, communicate the directors′ perspectives and consensus view to the Chief Executive Officer;
-	Assisting the Board of Directors and officers in assuring compliance with and implementation of our governance principles;
-	Serving as an independent point of contact for stockholders wishing to communicate with the Board of Directors;
-	Acting as principal liaison between the independent directors and the Chief Executive Officer on sensitive issues; and
-	Leading the Board of Directors in anticipating and responding to crisis.

Risk Oversight

One of the responsibilities of our Board is to review and evaluate the process in place to assess the major risks facing our company and periodically review management′s assessment of the major risks as well as options for their mitigation.  Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitates this oversight function.  The information flow and communication between our Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of exploring for and producing oil and natural gas.  Also, our Audit Committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities.

Adoption of Written Charters

The Board of Directors has in place charters for each of the audit committee, the compensation committee and the corporate governance / nominating committee.  A copy of the charter for each committee is available on our website at www.comstockresources.com.  The charters of these committees are also available upon written request to our corporate secretary.

Related Party Transactions

The Board of Directors has in place a written policy regarding the approval of related party transactions.  At any regularly scheduled audit committee meeting of the year, management will recommend any related party transactions that are contemplated, and such transactions will require the audit committee′s approval.  Generally, a "related party" is each of our executive officers, directors, nominees for director, any immediate family member of each of the foregoing, any stockholder owning greater than five percent of our outstanding shares, and any entity owned or controlled by any of the foregoing.  Transactions that are available to all of our employees generally or totaling less than $5,000 when aggregated with all similar transactions are excluded from the policy.

We along with M. Jay Allison, our Chairman of the Board and Chief Executive Officer, and Roland O. Burns, our Senior Vice President and a director, have formed an entity in which we jointly own and operate a private airplane.  The entity is owned 80% by us and 10% by each of Messrs. Allison and Burns.  Each party funded their respective share of the acquisition costs of the airplane in exchange for their ownership interest.  The airplane is leased to and managed by a third party operator.  The airplane, which is intended to be used primarily for company business, also provides charter services to third parties and is available for personal use by Messrs. Allison and Burns.  Direct costs associated with the operation of the airplane are paid by the party using the airplane while fixed costs, to the extent not offset by third party charter revenue, are paid by the parties based on their relative ownership interest.  This relationship has been approved by the audit committee in accordance with our policy on related-party transactions.

Corporate Governance / Nominating Committee

The primary duties of the corporate governance / nominating committee are to assist the Board of Directors in identifying and evaluating candidates for members on our Board of Directors and to nominate candidates for election to our Board of Directors.  The members of the corporate governance / nominating committee are Messrs. Lockett (Chairman) and Sledge and Ms. Underwood.

The Board of Directors, in its reasonable business judgment, has determined that all three members of the corporate governance / nominating committee are independent under the listing standards of the NYSE and the rules of the SEC.

Director Nominations Process

As indicated above, the nominating functions of the Board of Directors are handled by the corporate governance / nominating committee pursuant to its charter.  In evaluating nominees for membership on the board, the corporate governance / nominating committee applies the board qualification standards set forth in our corporate governance guidelines.  Under these qualification standards, the corporate governance / nominating committee will take into account many factors, including education, business, governmental and civic experience, broad and diverse backgrounds, communication, interpersonal and other required skills, independence, wisdom, integrity, an understanding and general acceptance of our current corporate philosophy, a valid business or professional knowledge and experience that can bear on our problems and deliberations, an inquiring mind, the willingness to speak one′s mind and ability to challenge and stimulate management, future orientation and the willingness to commit the required time and energy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the corporate governance / nominating committee may consider such other factors as it may deem are in the best interests of us and our stockholders.  The corporate governance / nominating committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

Our corporate governance / nominating committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the corporate governance / nominating committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons.  Each candidate brought to the attention of the corporate governance / nominating committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, the corporate governance / nominating committee will consider candidates proposed for nomination by our stockholders.  Stockholders may propose candidates by submitting the candidate′s name and qualifications for board membership to: Corporate Governance / Nominating Committee, c/o Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Boulevard, Suite 500, Frisco, Texas 75034.  Although the corporate governance / nominating committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder′s candidate, the level of consideration that the corporate governance / nominating committee will give to the stockholder′s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee.

Director Compensation

In 2010, our non-employee directors each received directors′ fees of $78,000.  In addition, the chairman of each committee received an additional retainer as follows: audit - $63,000, compensation - $19,000 and corporate governance / nominating - $11,000.  For 2011, the directors′ fees and retainers will remain the same except the audit committee chairman retainer has been reduced to $28,000.  In addition, the Lead Director receives an additional annual retainer of $35,000.  In addition, we reimburse our directors for expenses, including travel, they incur in connection with attending board or committee meetings.

During 2010 each director received grants of restricted stock which vest three years subsequent to the grant date.  The following table sets forth certain information with respect to the value of the restricted stock grants made in 2010:

Name of Director	Grant Date	Number of Restricted Shares (#)(1)	Grant Date Fair Value of Restricted Stock Awards
David K. Lockett	May 18, 2010	9,000	$274,410
Cecil E. Martin	May 18, 2010	9,000	$274,410
David W. Sledge	May 18, 2010	9,000	$274,410
Nancy E. Underwood	May 18, 2010	9,000	$274,410

(1)	Shares vest on May 18, 2013.

The following table sets forth the compensation of our non-employee directors for services during 2010.  Our executive officers do not receive additional compensation for serving on the Board of Directors.

Name of Director(1)	Fees Earned or Paid in Cash	Grant Date Fair Value of Stock Awards(2)	Total
David K. Lockett	$89,000	$274,410	$363,410
Cecil E. Martin	$141,000	$274,410	$415,410
David W. Sledge	$97,000	$274,410	$371,410
Nancy E. Underwood	$78,000	$274,410	$352,410

(1)
The non-employee directors held stock options as of December 31, 2010 in the following amounts:  Mr. Lockett–30,000 shares, Mr. Martin–30,000 shares, Mr. Sledge–10,000 shares, and Ms. Underwood–30,000 shares.

(2)	Amounts represent restricted stock grants of 9,000 shares per director in 2010 with a grant date fair value of $30.49 per share. Such shares vest on May 18, 2013.

The Compensation Committee may award stock options, restricted stock, stock appreciation rights, restricted stock units or performance units to non-employee directors in its discretion under our 2009 Long-term Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file with the Commission and the NYSE initial reports of ownership of our common stock and other equity securities, and reports of certain transactions in our securities.  Such persons are required by the Commission regulations to furnish us with copies of all Section 16(a) forms they file.  The Commission regulations require us to identify anyone who filed a required report late during the most recent fiscal year.  Based upon a review of these records and amendments thereto, all of these filing requirements for 2010 were timely met.

The Audit Committee

The primary responsibility of the audit committee is to assist the Board of Directors in overseeing management and the independent registered public accounting firm in fulfilling their responsibilities in the financial reporting process of our company.  The members of the audit committee are Messrs. Martin (Chairman), Lockett and Sledge.

The Board of Directors, in its reasonable business judgment, has determined that all three members of the audit committee are independent under the listing standards of the NYSE and the rules of the Commission.  In addition, the Board of Directors has determined that Mr. Martin is an "audit committee financial expert," as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Commission.

Audit Committee Report

The audit committee assists the Board of Directors in overseeing: (1) the integrity of Comstock′s financial statements, (2) Comstock′s compliance with legal and regulatory requirements, (3) the independence, qualifications and performance of Comstock′s independent registered public accounting firm and (4) Comstock′s performance of its internal audit function.  The Board of Directors has made a determination that the members of the audit committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience.  The Board of Directors also determined that Mr. Martin is an "audit committee financial expert," as defined by the rules of the Commission. The Audit Committee has in place a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities.  The audit committee set up a toll free ethics and compliance hotline managed by an independent third party.  This hotline is available 24 hours a day, seven days a week, to enable employees to communicate concerns to management without fear of retaliation.

Management is responsible for the preparation, presentation and integrity of Comstock′s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.  Consistent with its oversight role, the audit committee met with Ernst & Young LLP with and without management present to discuss the results of their examinations and evaluations of Comstock′s internal controls.  The audit committee also reviewed and discussed Comstock′s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board′s Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

Ernst & Young LLP served as Comstock′s independent registered public accounting firm during 2010, and the audit committee has recommended, and the Board of Directors has approved, the reappointment of Ernst & Young LLP as the Company′s independent registered public accounting firm for 2011.  Representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

In performing its oversight role, the audit committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm.  The committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP′s communications with the audit committee concerning independence, as currently in effect, and has discussed with Ernst & Young LLP the  firm′s independence.

Based on the review and discussions referred to in the above paragraph, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting for Comstock and are not experts in auditor independence standards.  Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and Comstock′s registered public accounting firm.  Accordingly, the audit committee′s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the audit committee′s considerations and discussions referred to above do not assure that the audit of Comstock′s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Ernst & Young LLP is in fact independent.  The independent registered public accounting firm is responsible for performing an audit of the financial statements and of management′s assessment of the effectiveness of the Company′s internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board.

Submitted by the Audit Committee of the Board of Directors.

Cecil E. Martin, Chairman
David K. Lockett
David W. Sledge

Compensation Committee

The primary duties of the compensation committee are to assist the Board of Directors in establishing remuneration arrangements for executive officers and directors and to administer our executive compensation programs.  The members of the compensation committee are Messrs. Sledge (Chairman), Lockett and Martin.  The compensation committee reviews and discusses with management the Compensation Discussion and Analysis (the "CD&A") required by the Commission and recommends to the Board that the CD&A be included in our proxy statement.  The compensation committee also produces an annual compensation committee report for inclusion in our proxy statement.

The Board of Directors, in its reasonable business judgment, has determined that all three members of the compensation committee are independent under the listing standards of the NYSE and the rules of the Commission.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are, or have been, employees of Comstock or are employees of any entity for which an executive officer serves on the Board of Directors.

Compensation Committee Report

The compensation committee determines the objectives for Comstock′s executive compensation and benefit programs and discharges the responsibilities relating to the compensation of Comstock′s executive officers.  The specific duties of the compensation committee are set forth in its charter, which was adopted by the Board of Directors.  The compensation committee has reviewed and discussed the CD&A contained on pages 16 through 27 of this proxy statement with management and, based upon this review and discussion, the committee recommended to the Board of Directors, and the Board approved, that the CD&A be included in this proxy statement and incorporated by reference into the Company′s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Compensation Committee of the Board of Directors.

David W. Sledge, Chairman
David K. Lockett
Cecil E. Martin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Objectives of Our Executive Compensation Program.  Our compensation committee has responsibility for establishing and administering the compensation objectives, policies and plans for our executive officers.  All of our executive officers are compensated pursuant to the same executive compensation program.  Both the compensation program and the executive officers′ compensation are approved by the compensation committee.  The compensation committee bases its decisions concerning specific compensation elements and total compensation paid or awarded to our executive officers on several different objectives, which include:

•	Providing compensation that is competitive with compensation of companies that have operations similar to us and are in similar markets for executive talent;
•	Encouraging both short-term and long-term performance focus, promoting stockholder value through strategic business decisions and achievement of performance objectives;
•	Providing incentive compensation intended to vary with our and the individual′s performance, while appropriately moderating the impact of the cyclical nature of our business; and
•
Facilitating ownership of our common stock by our executive officers through equity-based incentives so that management′s interests are closely aligned with those of stockholders in terms of both risk and reward.

The compensation committee generally meets each December to approve base salary for the upcoming year, the bonuses to be paid, which take into account performance in the current year, and to grant stock-based awards.  The chairman of the compensation committee meets with each department head to discuss the performance of employees and the compensation proposals prior to the committee meeting in December.  The base salary, bonuses and stock-based compensation awarded for 2010 take into account our financial and operating performance.

Financial and Operating Performance During 2010.  The compensation committee considered both strategic accomplishments and operating performance for 2010 in evaluating overall performance.  The committee considered that management had previously repositioned us as a resource play company and successfully made the transition from the conventional vertical well drilling program to the challenging and unconventional horizontal drilling program in the emerging Haynesville shale.  We continue to be one of the leaders in the Haynesville shale play and are well positioned for future reserve and production growth as a result of our successful Haynesville shale program.  We continued our strategic shift towards unconventional shale resource plays in 2010 with our investments in leases and drilling within the condensate and liquids rich Eagle Ford shale play in South Texas.  We were successful in adding new reserves from our drilling operations despite the continuation of low natural gas prices.  Our Haynesville shale drilling program was the primary driver of production and reserve growth in 2010 with production increasing by 12% from 2009 despite the delays experienced in completing new wells drilled during the second half of 2010.  Our drilling activity added 427 Bcfe of proved reserves in 2010, which grew our proved reserves by 45%.

In evaluating our 2010 financial performance, the compensation committee considered our results in the context of the year′s economic environment and specifically, the low natural gas prices, which negatively impacted our operating performance.  We reported a net loss of $0.43 per share in 2010 as compared to a net loss of $0.81 per share in 2009; excluding the loss on the disposal of our Mississippi properties, our net loss in 2010 would have been $2.8 million or $0.06 per share.  The improvement in operating results in 2010 primarily reflects our 12% increase in production from 2009.  Despite our improved operating results, the low prices for natural gas caused declines in stock prices during 2010 for nearly all natural gas focused exploration and production companies.

Compensation Components.  Compensation components for our executive officers include base salary, an annual cash bonus, restricted stock awards, supplemental retirement benefits and employment agreements which provide post-termination compensation in certain circumstances for certain executives.  The elements of our compensation program did not change from 2010 to 2011 and have remained consistent over the past five years.  The compensation committee has not established formal policies or guidelines with respect to the mix of base salary, annual cash bonus and stock-based awards to be paid or awarded to the executive officers.  In general, the compensation committee believes that a greater percentage of the compensation for the executive officers and other members of senior management should be stock-based awards and should be based on individual and overall corporate performance to align the interests of our executive officers with our stockholders.  Our compensation program is consistently applied so that all employees are focused upon achieving success within a consistent risk profile.  The deferred vesting of stock-based compensation is intended to ensure that all employees remain focused upon building stockholder value through disciplined investments.  There are no compensation incentives intended to encourage excessive risk or are reasonably likely to have a material adverse effect on us.  Most of our stock awards vest four years from the award date.

The compensation committee evaluates certain data each year in reviewing the total compensation to be paid to all our employees.  The compensation committee compares our total compensation for all employees and proposed total employee compensation for other exploration and production companies with comparable operations, utilizing an industry-wide survey in which we participate, to obtain a general understanding of current compensation practices.  This survey, the Effective Compensation, Inc. 2010 Oil and Gas Compensation Survey, provides data on compensation for management, professional and support positions, and draws on survey responses from 119 participating companies.  In addition, in establishing compensation for our executive officers, the compensation committee considers proxy statement data reflecting salary, bonus and stock-based incentive awards and other compensation practices of 54 other exploration and production companies.  This review is ad hoc and informal, and the committee does not formally "benchmark" the compensation of our executive officers against a peer group.

Base Salary.  Base salaries for executive officers are based upon each individual′s responsibilities, experience and performance, taking into account among other things, the individual′s initiative, contributions to our overall performance, managerial ability and handling of special projects.  These same factors are applied to establish base salaries for other key management employees.  Base salaries for executive officers generally are reviewed annually for possible adjustment.  The chairman of the compensation committee recommends the base salary for the Chief Executive Officer and the other executive officers, while each executive officer recommends the base salary for all employees that are in that particular executive  officer′s areas of responsibility.  The Chief Executive Officer and the Chief Financial Officer review the recommendations for salaries and bonuses for all other employees and adjust them as they deem appropriate.  The compensation committee reviews the recommendations for all employees after approval by the Chief Executive Officer and approves them or adjusts them as they deem appropriate.

The compensation committee′s evaluation of each executive officer′s performance is subjective; no specific written criteria, formulas or pre-determined targets are used in determining salary or bonus.  The factors considered in compensation decisions are not weighted, but are viewed collectively.  During 2010, there were no material variances in how the compensation committee made its decisions with respect to any individual executive officer.  Salaries of our executive officers for 2011 were set by the compensation committee at its meeting in December 2010.

Salaries for 2011 were increased by 4% on average for all executive officers and employees.  In 2010, executive officers′ salaries were increased by 4% on average, while the base salaries for all employees were increased on average by 5%.

Bonuses.  Annual cash bonuses for all full-time employees are provided in order to promote achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis.  All full-time employees participate in an annual bonus plan with the same performance objectives as those used for executive officers.  The annual bonus awards are also intended to assist executives in meeting income tax obligations associated with restricted stock vesting, which is a significant component of the executives′ compensation.  Similar to base salaries, the chairman of the compensation committee recommends the annual bonus for the Chief Executive Officer and for the other executive officers, and each executive officer recommends the annual bonus for all employees that are under that particular executive officer′s areas of responsibility.  The Chief Executive Officer and the Chief Financial Officer review the recommendations for bonuses for all other employees and adjust them as they deem appropriate.  At its meeting in December 2010, the compensation committee reviewed the recommendations made and approved the cash bonuses for 2010.

Taking into account our performance, together with the overall low natural gas price environment, the compensation committee determined that a decrease in 2011 cash bonuses from 2010′s level was appropriate.  On average, 2011 cash bonuses for executives were reduced by 23% as compared to the bonuses paid in 2010.  In making its decision, the compensation committee considered among other factors our performance in 2010 relative to other exploration and production companies.  Despite our stock performance in 2010, the compensation committee awarded cash bonuses based on management's accomplishments of growing our proved reserves by 45% and achieving low operating and finding costs in 2010.  Another consideration when determining the level of an executive′s cash bonus is the personal income tax liability that the executive officer incurs upon the vesting of restricted stock grants.  It is expected that required tax withholdings from restricted stock awards will account for most of the executives′ 2010 cash bonuses.  The payment of bonuses that are adequate to cover tax liabilities encourages executives to retain their vested shares.  This enables our executive officers to meet the requirements of our stock ownership and retention policy.

Stock-Based Awards.  Our executive officers and other key employees are eligible to receive stock-based awards under our 2009 Long-term Incentive Plan (the "Incentive Plan").  The objectives of the Incentive Plan are to attract and retain key employees, to motivate them to achieve long-range goals and to reward individual performance.  Because employees′ compensation from stock-based awards is based on our stock performance, the compensation committee believes stock-based awards create a strong incentive to improve long-term financial performance and increase stockholder value.  Factors used to set the range of stock-based awards granted include management′s and the compensation committee′s perception of the incentive necessary to motivate individuals to join us and each employee's role and impact in achieving key strategic results.  Awards made in 2010 under the Incentive Plan to executive officers and other employees consisted entirely of restricted stock grants.  Stock-based awards are forfeited if such individuals terminate employment during the vesting period.  Initial grants of restricted stock generally vest 25% per annum over a period of four years from the date of grant.  Subsequent grants made after the initial grant vest in full four years from the date of the award.  The compensation committee has determined that this four-year vesting schedule for restricted stock grants enhances the retention value of these awards.  The compensation committee believes that the retention value of restricted stock grants supports additional awards to our executive officers who already own a significant number of shares because at any given date, each executive officer has four years of awards subject to forfeiture.

Stock-based awards are approved at regularly scheduled meetings of the Board of Directors and the compensation committee, and in recent years, as part of the Board of Directors meeting in December.  The chairman of the compensation committee recommends stock-based awards for the Chief Executive Officer and our other executive officers.  The compensation committee reviews the recommendations and adjusts the awards as they deem appropriate.  In December 2010, the compensation committee, based upon these recommendations, awarded a total of 382,775 shares of restricted stock to executive officers and key employees under the Incentive Plan, 316,900 of which were awarded to our named executive officers.  The number of shares of restricted stock awarded to executive officers in 2010 decreased by approximately 18% from the number of shares granted during 2009,  reflecting the committee's decision to decrease executive compensation from the 2009 levels.  The compensation committee did not award any stock options during 2010.

Supplemental Executive Retirement Plan.  We also have in place a supplemental retirement plan for our executive officers.  The purpose of this plan is to provide supplemental retirement benefits to all of our executive officers.  Under this plan, we contribute five percent of each participant′s annual cash compensation to purchase a variable universal life insurance policy.  Each participant directs the investment of the policy′s cash values among a selection of investment alternatives.  During employment, the participants may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but have no other rights of ownership in the policy.  Upon a participant′s having attained four years of service and electing retirement, or upon a change of control of the company, the policy will be transferred to the participant.  Contributions to this plan totaled $465,000 in 2010.

Other Benefits.  Our executive officers receive medical, group life insurance and other benefits, including matching contributions under our 401(k) plan, that are available generally to all of our salaried employees over 21 years of age.  We have no defined benefit retirement plans for any of our employees.

Stock Ownership and Retention Requirements.  We have a stock ownership and retention policy that applies to each of our directors and the Chief Executive Officer, Chief Financial Officer and all Vice Presidents.  The purpose of the ownership requirements is to further our goal of increasing stockholder value and to further align the interests of our directors and key executives with the interests of our stockholders.  Satisfaction of the policy requires that individuals attain and retain holdings of our common stock with a cost basis equal to the following multiple of the individual′s compensation, defined as either a director′s cash retainer fee or an officer′s base salary:

•	1x for non-employee directors;
•	3x for all Vice Presidents; and
•	5x for the Chief Executive Officer and Chief Financial Officer.

An individual′s cost basis is equal to (1) his or her actual cost, in the case of purchases in the open market, (2) the fair market value of the shares at the date of exercise of stock options or stock appreciation rights, or (3) the fair market value of the shares at the date of vesting of restricted shares, restricted stock units or performance units.  Each person′s stock ownership requirement will be adjusted annually each January 1 to reflect any changes in his or her retainer or base salary.  For the purpose of counting the shares owned, only vested share equivalents under company-sponsored plans will count as shares owned.  Share equivalents will not include amounts attributable to outstanding unexercised stock options or unvested equity awards.

Individuals have a five-year period to attain their stock ownership requirements.  At any time at which the individual′s stock ownership requirement has not been met, including during the initial five-year period to attain compliance, the individual will be required to retain at least 50% of "Net Shares" received upon vesting of restricted stock, restricted stock units and performance units.  "Net Shares" are defined to include shares of common stock that are owned by the individual after shares are sold, swapped or traded to pay applicable withholding taxes.  Subsequent to achieving the initial stock ownership requirement, all directors and executives are required to continuously maintain stock ownership at their specified levels.

If an individual does not meet the applicable ownership requirements, then he or she is subject to certain restrictions upon the vesting of equity awards, and may only dispose of shares for particular reasons set forth in the policy and upon receipt of permission for the transfer by the corporate secretary.

The policy provides a hardship exemption, for which an individual must submit a request to the corporate secretary, who will review the request with the Chief Executive Officer, or the chairman of the nominating/corporate governance committee in the case of a request by the chairman or Chief Executive Officer, and will make the final decision.

Upon our request, and at least annually, individuals subject to the ownership requirements are required to provide a schedule disclosing the number and cost basis of shares owned.  The ownership requirements are administered by the corporate secretary.  Our Board of Directors may amend the ownership requirements in its sole discretion.  Presently all of our independent directors and Messrs. Allison, Burns, Gillette, Presley and Singer have attained or exceeded their ownership requirements under this policy.

Limitation on Income Tax Deduction for Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate income tax deduction for compensation paid to each executive officer shown in the summary compensation table in the proxy statement of a public company, other than the Chief Financial Officer, to $1 million, unless the compensation is "performance-based compensation" and qualifies under certain other exceptions.  Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value.  Where it is consistent with our compensation philosophy, the compensation committee will also attempt to structure compensation programs that are tax-advantageous to us.  Awards of stock options under the Incentive Plan qualify as "performance based compensation."  Awards of restricted stock, restricted stock units, performance units and cash compensation do not qualify.

Risk and Our Employee Compensation Program.  The compensation committee reviewed the possible relationship between risk and our incentive compensation program for all employees.  The compensation committee believes that there are no compensation incentives which encourage excessive risk and are reasonably likely to have a material adverse effect on the Company.  The design of our incentive compensation program, which seeks to eliminate any excessive risks, includes 1) basing cash bonuses and equity awards on the achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis, 2) the multi-year vesting of restricted stock awards, 3) the use of equity as a significant portion of incentive compensation, and 4) our stock ownership and retention requirements for our officers.

Mack Good, our Chief Operating Officer, retired effective March 15, 2011.  Concurrent with Mr. Good's retirement, Mark Williams was promoted to Vice President of Operations.  As a result of these changes in management, we are reporting compensation information for our five existing most highly compensated executive officers and for  Mr. Good.  We have entered into a consulting agreement with Mr. Good for a period of one year following his retirement with total compensation of $120,000.  Mr. Good forfeited unvested restricted stock grants totaling 74,250 shares upon his retirement, 27,000 of which were granted in December 2010.  Under the terms of his consulting agreement, so long as Mr. Good continuously provides consulting services to us over the full term of the agreement, the remaining 45,750 unvested shares will vest on March 15, 2012.

Summary Compensation Table.  The following table reflects the elements of compensation earned by our named executive officers under our executive compensation programs as follows:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Qualified Deferred Compensation Earnings(2)	All Other Compensation(3)(4)	Total

M. Jay Allison President and Chief Executive Officer	2010 2009 2008	$550,000 $530,000 $500,000	$2,800,000 $4,000,000 $4,000,000	$4,652,750 $8,203,500 $8,862,000	$105,558 $208,316 —	$105,559 $105,359 $104,609	$8,213,867 $13,047,175 $13,466,609
Roland O. Burns Senior Vice President and Chief Financial Officer	2010 2009 2008	$385,000 $371,000 $350,000	$975,000 $1,330,000 $1,330,000	$1,886,250 $3,281,400 $3,589,110	$70,688 $112,913 —	$37,108 $37,009 $36,460	$3,354,046 $5,132,322 $5,305,570
Mack D. Good Former Chief Operating Officer	2010 2009 2008	$332,000 $320,000 $300,000	$525,000 $715,000 $715,000	$679,050(5) $1,203,180 $1,329,300	$12,368 $25,300 —	$8,263 $8,164 $7,648	$1,556,681 $2,271,644 $2,351,948
D. Dale Gillette Vice President of Land and General Counsel	2010 2009 2008	$300,000 $290,000 $275,000	$225,000 $300,000 $300,000	$226,350 $401,060 $443,100	$12,424 $14,594 —	$10,889 $7,840 $7,350	$774,663 $1,013,494 $1,025,450
Stephen E. Neukom Vice President of Marketing	2010 2009 2008	$220,000 $212,000 $200,000	$205,000 $275,000 $270,000	$206,230 $364,600 $398,790	— — —	$8,086 $8,014 $7,492	$639,316 $859,614 $876,282
Mark A. Williams Vice President of Operations	2010 2009 2008	$238,500 $225,000 $205,000	$195,000 $200,000 $200,000	$188,625 $309,910 $332,325	— — —	$7,350 $7,350 $6,150	$629,475 $742,260 $743,475

(1)
Reflects the full grant date fair value of restricted stock and stock option awards granted in 2008, 2009 and 2010 calculated in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in note 7 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2011.  See "Grants of Plan-Based Awards in 2010" for more information regarding awards of restricted stock and stock options.

(2)	Amounts for 2010 and 2009 include above market aggregate earnings. Excludes below market returns (losses) from the Company′s deferred compensation plans in 2008.
(3)	The value of all perquisites provided to each executive officer by us did not exceed $10,000 for 2008, 2009 and 2010 and therefore no perquisites are included in this table.
(4)	Amounts in this column include life insurance premiums paid by us of $95,459 for Mr. Allison and $28,553 for Mr. Burns in each of 2008, 2009 and 2010.
(5)	Mack Good retired effective March 15, 2011; accordingly, Mr. Good forfeited the restricted stock grants he received in December 2010.

Salary ($):  Values shown represent the base salary earnings of the named executive officers for 2010.

Bonus ($):  Values reflect the cash bonus earned by the named executive officers in 2010.

Stock Awards ($):  This column represents the grant date fair value of grants of restricted stock made during 2010.  The amounts shown in this column for 2008 have been restated to reflect the reporting rules adopted by the SEC in December 2009.

Non-Qualified Deferred Compensation Earnings ($):  This column reflects "above market" earnings on non-qualified deferred compensation plans.  This is the difference between (i) actual earnings on the cash surrender values of universal life insurance policies owned by us insuring each executive under our Supplemental Executive Retirement Plan, and (ii) market interest rates, as determined pursuant to the SEC′s rules.

All Other Compensation ($):  This column represents the value of the additional benefits provided by us that include the employer match under our 401(k) plan, life insurance premiums paid by us for the benefit of certain executive officers, and the value of insurance provided under our Supplemental Executive Retirement Plan.

Grants of Plan-Based Awards in 2010.  The following table sets forth certain information with respect to the value of grants of stock-based awards to each of our named executive officers during 2010.

	Stock Awards
Name and Principal Position	Grant Date	Number of Shares of Stock(#)(1)	Grant Date Fair Value of Stock Awards(2)

M. Jay Allison President and Chief Executive Officer	December 13, 2010	185,000	$4,652,750

Roland O. Burns Senior Vice President and Chief Financial Officer	December 13, 2010	75,000	$1,886,250

Mack D. Good(3) Former Chief Operating Officer	December 13, 2010	27,000	$679,050

D. Dale Gillette Vice President of Land and General Counsel	December 13, 2010	9,000	$226,350

Stephen E. Neukom Vice President of Marketing	December 13, 2010	8,200	$206,230
Mark A. Williams Vice President of Operations	December 13, 2010	7,500	$188,625

(1)	Dividends are payable on the outstanding restricted shares.
(2)
The grant date fair value of restricted stock awards was based upon the closing price for the Company′s stock on December 13, 2010 of $25.15 per share.  Each of these stock awards vests on January 1, 2015.

(3)	Mack Good retired effective March 15, 2011; accordingly, Mr. Good forfeited the restricted stock grants he received in December 2010.

Outstanding Equity Awards at December 31, 2010.  The following table sets forth certain information with respect to the value of outstanding equity awards held by our named executives at December 31, 2010.

	Stock Option Awards			Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options - Exercisable(#)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(#)	Market Value of Shares of Stock That Have Not Vested(1)

M. Jay Allison President and Chief Executive Officer	—	—	—	185,000(2) 200,000(3) 200,000(4) 225,000(5) 185,000(6)	$4,543,600 $4,912,000 $4,912,000 $5,526,000 $4,543,600

Roland O. Burns Senior Vice President and Chief Financial Officer	—	—	—	75,000(2) 81,000(3) 81,000(4) 90,000(5) 75,000(6)	$1,842,000 $1,989,360 $1,989,360 $2,210,400 $1,842,000

Mack D. Good Former Chief Operating Officer	—	—	—	20,000(2) 45,750(7)	$491,200 $1,123,660

D. Dale Gillette Vice President of Land and General Counsel	—	—	—	10,000(2) 10,000(3) 10,000(4) 11,000(5) 9,000(6)	$245,600 $245,600 $245,600 $270,160 $221,040

Stephen E. Neukom Vice President of Marketing	—	—	—	8,500(2) 9,000(3) 9,000(4) 10,000(5) 8,200(6)	$208,760 $221,040 $221,040 $245,600 $201,392

Mark A. Williams Vice President of Operations	11,000	$32.50	December 1, 2015	3,000(2) 5,000(3) 7,500(4) 8,500(5) 7,500(6)	$73,680 $122,800 $184,200 $208,760 $184,200

(1)      Market value was based on the closing price for our common stock on the last trading day of 2010 of $24.56 per share.
(2)      These stock grants vested on January 1, 2011.
(3)      These stock grants will vest on January 1, 2012.
(4)      These stock grants will vest on January 1, 2013.
(5)      These stock grants will vest on January 1, 2014.
(6)      These stock grants will vest on January 1, 2015.
(7)      These stock grants will vest on March 15, 2012.

Option Exercises and Stock Vested in 2010.  The following table sets forth certain information with respect to the value of stock options exercised and restricted shares which vested during the year ended December 31, 2010.

	Stock Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting

M. Jay Allison President and Chief Executive Officer	135,000	$866,700	185,000	$7,505,450
Roland O. Burns Senior Vice President and Chief Financial Officer	33,750	$216,575	75,000	$3,042,750
Mack D. Good Former Chief Operating Officer	—	—	30,000	$1,217,100
D. Dale Gillette Vice President of Land and General Counsel	—	—	10,000	$217,700
Stephen E. Neukom Vice President of Marketing	—	—	8,500	$344,845
Mark A. Williams Vice President of Operations	—	—	3,000	$121,710

Non-Qualified Deferred Compensation.  The following table sets forth certain information with respect to the non-qualified deferred compensation of the named executives in 2010.  Under our supplemental retirement plan, we contribute annually five percent of each executive′s annual cash compensation to purchase a variable universal life insurance policy on his life.  During employment, he may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but has no other rights of ownership in the policy.  Upon his having attained four years of service and electing retirement, or upon a change in control, the policy is transferred to him.  No withdrawals or distributions were made in 2010.

Name and Principal Position	Company Contributions(1)	Aggregate Earnings(2)	Aggregate Balance at End of Year

M. Jay Allison President and Chief Executive Officer	$227,500	$147,896	$1,355,575

Roland O. Burns Senior Vice President and Chief Financial Officer	$85,750	$88,738	$594,246

Mack D. Good Former Chief Operating Officer	$52,350	$20,762	$266,767

D. Dale Gillette Vice President of Land and General Counsel	$32,908	$14,319	$87,578

Stephen E. Neukom Vice President of Marketing	$24,750	$422	$144,194

(1)	Company contributions have not been included in the Summary Compensation Table for this or any prior years.
(2)	Above market portion of the aggregate earnings has been included in the Summary Compensation Table in each year. Below market losses were not included in the Summary Compensation Table.

Employment Agreements.  We have employment agreements with Messrs. Allison and Burns.  These agreements include separate provisions wherein Messrs. Allison and Burns will receive certain prescribed benefits based upon changes in their employment status or in the event of a change in control.  The compensation committee believes that it is in our best interests as well as the best interests of our stockholders to offer such benefits to these executive officers.  We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.  The compensation committee believes that providing change in control benefits to senior executives allows them to evaluate objectively whether a potential change in control transaction is in the best interest of our stockholders, without having to be concerned regarding their future employment.  It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome.

A "change in control" is defined to include a variety of events, including significant changes in stock ownership, changes in our Board, certain mergers and consolidations, and the sale or disposition of all or substantially all of our consolidated assets.

Potential Payments Upon Termination.  We have entered into employment agreements with Messrs. Allison and Burns.  Under the agreements, we are required to provide compensation to these officers in the event we terminate the executive′s employment without cause or the executive terminates his employment with good reason, including assignment of duties inconsistent with his position or requiring him to be based at any other location.  The agreements provide that the base salary for Messrs. Allison and Burns will be no less than $570,000 and $400,000, respectively.  If the executive dies, the agreements provide for payment of six months of annualized total compensation.  The agreements provide for the payment of severance benefits if the executive′s employment is terminated by us without cause or by the executive for good reason in an amount equal to 150% of his then current salary and most recent bonus, plus a payment equal to the cost of continued medical benefits for eighteen months and the employee′s tax costs on this payment.  If there is a change in control and the executive terminates his employment within six months thereafter (or at any time thereafter by the executive for good reason) or if the executive′s employment is terminated by us without cause at any time thereafter, the severance benefit payable to the executive is 299% of his salary and highest annual bonus.  In connection with a change in control, Messrs. Allison and Burns will be entitled to gross-up payments if they are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

The employment agreements provide that Messrs. Allison and Burns will maintain the confidentiality of our confidential and proprietary information for as long as the information is not publicly disclosed.

The following tables quantify compensation that would become payable under the employment agreements and other arrangements if the named executive′s employment had terminated on December 31, 2010, based on, where applicable, our closing stock price on that date.  Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.  If one of the named executives were to die or become disabled, his unvested stock awards would become vested.  Under our Supplemental Executive Retirement Plan, the named executives are entitled to receive a distribution of the life insurance policies insuring their lives in the event of termination of employment.  This is reflected in the table below in the "Present Value of Deferred Compensation Benefits."

Involuntary Termination Without Cause or Termination With Good Reason.

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)

M. Jay Allison President and Chief Executive Officer	$855,000	$4,200,000	$1,355,575	$72,570

Roland O. Burns Senior Vice President and Chief Financial Officer	$600,000	$1,462,500	$594,246	$72,570

D. Dale Gillette Vice President of Land and General Counsel	—	—	$87,578	—

Stephen E. Neukom Vice President of Marketing	—	—	$144,194	—

Mark A. Williams Vice President of Operations	—	—	—	—

     (1)      Amount equal to 150% of annual base salary.
     (2)      Amount equal to 150% of fiscal year bonus.
     (3)      Amount equal to the cost of continued medical and dental coverage for 18 months, increased for the employee′s taxes on the payment.

Termination Following a Change in Control.

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)	Value of Unvested Stock Awards(4)	Excise Tax Reimbursement(5)

M. Jay Allison President and Chief Executive Officer	$1,704,300	$11,960,000	$1,355,575	$72,570	$24,437,200	—

Roland O. Burns Senior Vice President and Chief Financial Officer	$1,196,000	$3,976,700	$594,247	$72,570	$9,873,120	—

D. Dale Gillette Vice President of Land and General Counsel	—	—	$87,578	—	$1,228,000	—

Stephen E. Neukom Vice President of Marketing	—	—	$144,194	—	$1,097,832	—

Mark A. Williams Vice President of Operations	—	—	—	—	$773,640	—

(1)	Amount equal to 299% of annual base salary.
(2)	Amount equal to 299% of highest bonus paid during the employee′s tenure with the Company.
(3)	Amount equal to the cost of continued medical and dental coverage for 18 months, increased for the employee′s taxes on the payment.
(4)	The value of the stock awards is based on our December 31, 2010 closing stock price of $24.56 per share.
(5)	No excise tax would be triggered based upon a hypothetical change in control as of December 31, 2010.

OTHER MATTERS

Independent Registered Public Accounting Firm and Fees

We have retained Ernst & Young LLP as our registered public accounting firm, as recommended by the audit committee and approved by the Board of Directors.  The table set forth below indicates the amounts billed by Ernst & Young LLP during 2009 and 2010 for services provided to us.

	2009	2010
Audit fees	$810,000	$850,000
Audit related fees(1)	34,660	2,160
Tax fees(2)	—	12,910
Total	$844,600	$865,070

(1)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(2)	Tax fees include fees for tax compliance, tax advice and tax planning. The Audit Committee does not believe these services have impacted Ernst & Young LLP′s independence.

Audit Committee′s Pre-Approval Policy and Procedures

The audit committee′s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit related services, tax services and other services.  Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization.  The audit committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at audit committee meetings throughout the year.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval.  In those instances, the audit committee requires specific pre-approval authority from the chairman of the audit committee, who must report on such approvals at the next scheduled audit committee meeting.  All fiscal year 2010 audit and non-audit services provided by the independent registered public accounting firm were pre-approved.

Stockholder Proposals

Any stockholder who desires to submit a proposal for presentation at our 2012 Annual Meeting of Stockholders and wishes to have such proposal included in our proxy materials must submit the proposal to us at our principal executive offices no later than December 12, 2011 unless we notify the stockholder otherwise.  Only those proposals that are timely received by our Corporate Secretary and proper for stockholder action (and otherwise proper) will be included in our proxy materials.

Written request for inclusion of any stockholder proposal should be addressed to: Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.  We recommend that such proposal be sent by certified mail, return receipt requested.  Any stockholder who intends to bring business to the 2012 Annual Meeting of Stockholders, but not include the business in our proxy statement, must give written notice to our corporate secretary at the address set forth above by February 15, 2012.

There were no stockholder proposals submitted for the 2011 Annual Meeting.

Stockholder Communications

Interested parties may communicate directly with the entire Board of Directors or with our outside directors by submitting a letter addressed to the member or members of the Board of Directors to whom the communication is addressed, to Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas, 75034.  All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director for review.

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, will be sent to any stockholder without charge upon request.  You may forward written requests to Investor Relations, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.  Oral requests may be made by calling our principal executive offices at (800) 877-1322.  Our Annual Report on Form 10-K is also available on the SEC′s website www.sec.gov and our website www.comstockresources.com.

Roland O. Burns

Secretary

Frisco, Texas
April 4, 2011

COMSTOCK RESOURCES, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 17, 2011
10:00 a.m.
at the Company Headquarters

Directions to
Comstock Resources, Inc.
5300 Town and Country Blvd., Suite 300
Frisco, Texas 75034

COMSTOCK RESOURCES, INC. 5300 TOWN AND COUNTRY BLVD. SUITE 500 FRISCO, TX 75034
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COMSTOCK RESOURCES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	□	□	□
1. Election of Two (2) Class B Directors (term expires in 2014) Nominees: 01) M. Jay Allison 02) David W. Sledge

	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP independent registered public accounting firm for 2011.	□	□	□
3. Proposal to approve, by non-binding vote, executive compensation.	□	□	□

The Board of Directors recommends you vote for 3 years:	1 Year	2 Years	3 Years	Abstain
4. Proposal to recommend, by non-binding vote, the frequency of executive compensation votes.	□	□	□	□

NOTE: The proxies are authorized to vote, in their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.  IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 3 YEARS FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please indicate if you would like to be contacted regarding consolidating your Registered and brokerage accounts.	□	□
	Yes	No

NOTE:  Please sign exactly as your name(s) appear(s) on this Proxy.  When signing as attorney executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
COMSTOCK RESOURCES, INC.
May 17, 2011

Your vote is important.
Thank you for voting.

(Complete and mail the proxy card only if you do not vote by phone or internet.)

Proxy Card must be signed and dated on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
www.comstockresources.com and www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

PROXY

COMSTOCK RESOURCES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS – MAY 17, 2011

The undersigned hereby appoints M. Jay Allison and Roland O. Burns, and each of them with full power of substitution, attorneys, agents and proxies of the undersigned to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Comstock Resources, Inc., to be held Tuesday, May 17, 2011 at 10:00 a.m. and any adjournment or adjournments thereof, and in their own discretion upon any other matter which may properly come before this meeting.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

Continued and to be marked, signed and dated on reverse side.